AMERICAN SKANDIA TRUST
                                DISTRIBUTION PLAN

                  This Distribution Plan (the "Plan") constitutes the written Supplemental Distribution Plan for the various series of American Skandia Trust, a Massachusetts business trust (the "Trust"), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"). During the effective term of this Plan, the Trust may incur expenses primarily intended to result in the sale of shares of variable life insurance policies and individual and group variable annuity contracts offered by life insurance companies ("Variable Contracts") for which the Trust serves as an investment vehicle, or to maintain or improve account services provided to holders of Variable Contracts upon the terms and conditions hereinafter set forth:

Section 1. The Trust is an open-end management investment company formed under the laws of the State of Massachusetts. Beneficial interests in the Trust may be issued in one or more series (each, a "Portfolio"), and may be issued only to insurance company separate accounts funding Variable Contracts and to certain qualified pension and retirement plans.

Section 2. The Trust currently offers interests in twenty-eight series, the AST Founders Passport Portfolio, the AST T. Rowe Price International Equity Portfolio, the AST AIM International Equity Portfolio, the AST Janus Overseas Growth Portfolio, the AST American Century International Growth Portfolio, the AST Janus Small-Cap Growth Portfolio, the AST Kemper Small-Cap Growth Portfolio, the AST Lord Abbett Small Cap Value Portfolio, the AST T. Rowe Price Small Company Value Portfolio, the AST Neuberger Berman Mid-Cap Growth Portfolio, the AST Neuberger Berman Mid-Cap Value Portfolio, the AST T. Rowe Price Natural Resources Portfolio, the AST Oppenheimer Large-Cap Growth Portfolio, the AST Marsico Capital Growth Portfolio, the AST JanCap Growth Portfolio, the AST Bankers Trust Enhanced 500 Portfolio, the AST Cohen & Steers Realty Portfolio, the AST American Century Income & Growth Portfolio, the AST Lord Abbett Growth and Income Portfolio, the AST INVESCO Equity Income Portfolio, the AST AIM Balanced Portfolio, the AST American Century Strategic Balanced Portfolio, the AST T. Rowe Price Asset Allocation Portfolio, the AST T. Rowe Price International Bond Portfolio, the AST Federated High Yield Portfolio, the AST PIMCO Total Return Bond Portfolio, the AST PIMCO Limited Maturity Bond
Portfolio, and the AST Money Market Portfolio (each, a "Participating Portfolio"). This Plan shall also apply to any other series of the Trust designated from time to time by the Board of Trustees of the Trust. Where used in this Plan, the term "interests" shall pertain only to beneficial interests in a Participating Portfolio.

Section 3. In order to provide for the implementation of this Plan, the Trust may, to the extent necessary, enter into a Distribution Agreement (the "Agreement") with American Skandia Marketing, Incorporated ("ASMI") pursuant to which ASMI serves as the distributor for the Trust's interests and pursuant to which each Participating Portfolio may authorize the payments to ASMI, as provided under Section 4 hereof, for its services and to defray various debts incurred or paid by ASMI in connection with the distribution of Variable Contracts. Such Agreement, or any modification thereof, shall become effective with respect to any Participating Portfolio only upon compliance with Section 12(b) of the Investment Company Act and Rule 12b-1 thereunder as the same may be amended from time to time.

Section 4. The Trust may expend amounts consisting solely of that portion of brokerage commissions paid by the Portfolios in connection with their portfolio transactions that are made available to ASMI or other introducing brokers by broker-dealers executing such portfolio transactions for the benefit of the Participating Portfolios to finance activities principally intended to result in the sale of Variable Contracts. Expenses permitted to be paid pursuant to this Plan shall include, but not necessarily be limited to, the following costs:

     a. printing and mailing of Trust prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Variable Contract owners;

     b. development, preparation, printing and mailing of Trust advertisements, sale literature and other promotional materials describing and/or relating to the Trust or Portfolios and including materials intended either for broker-dealer only use or for retail use;

     c. holding or participating in seminars and sales meetings designed to promote the distribution of Trust interests;

     d.   marketing   fees  requested  by   broker-dealers   who  sell  Variable
          Contracts;

     e. obtaining information and providing explanations to Variable Contract owners regarding Portfolio investment objectives and policies and other information about the Trust and its Portfolios, including the performance of the Portfolios;

     f. training sales personnel regarding sales of Variable Contracts and interests in the Trust;

     g.   personal  service  and/or   maintenance  of  Variable  Contract  owner
          accounts  with  respect  to  Trust  interests   attributable  to  such
          accounts; and

     h. financing any other activity that the Trust's Board of Trustees determines is primarily intended to result in the sale of interests in the Trust.

Section 5. This Plan shall become effective only upon compliance with Section 12(b) of the Investment Company Act and Rule 12b-1 thereunder and shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees and a majority of the Qualified Trustees by votes cast in person at a meeting called for the purpose of voting on continuation of the Plan.

Section 6. ASMI and any other person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related Agreement shall provide to the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7. This Plan may be terminated as to interests in a Participating Portfolio at any time by vote of a majority of the Qualified Trustees or by an interest holder vote in accordance with the Investment Company Act. In the event of such termination, the subject Portfolio shall cease to be a Participating Portfolio upon satisfaction of its outstanding obligations hereunder.

Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:
a. that such agreement may be terminated with respect to a Participating Portfolio at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by interest holder vote in accordance with the Investment Company Act on not more than 60 days' written notice to any other party to the agreement; and

     b. that such agreement shall terminate automatically in the event of its assignment.

Section 9. This Plan may not be amended to materially change the source of monies from which distribution expenses are paid by the Trust pursuant to
Section 4 hereof without interest holder approval in accordance with the Investment Company Act, and any material amendment to this Plan shall be approved by a majority of the Board of Trustees and a majority of the Qualified Trustees by votes cast in person at a meeting called for the purpose of voting on the amendment. Amendments to this Plan other than material amendments of the kind referred to above may be adopted by a vote of the Board of Trustees, including a majority of Qualified Trustees. The Board of Trustees, by such vote, also may interpret this Plan and make all determinations necessary or advisable for its administration.

Section 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 11. While this Plan is in effect, the selection and nomination of the Qualified Trustees shall be committed to the discretion of the Qualified Trustees then in office.

Executed as of ___________________, 1999.

                                         AMERICAN SKANDIA TRUST


                                         By: ________________________________